EXECUTION COPY

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 31st day of January 2020 (the “Effective Date”), by and between Cowen Inc., a Delaware corporation (the “Company”), and Owen Littman (“Executive”).
W I T N E S S E T H :
WHEREAS, Executive is currently employed by the Company as the General Counsel of the Company; and
WHEREAS, Executive first entered into an employment agreement with the Company, dated August 2, 2012, as amended on April 24, 2015 (the “Original Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Original Agreement as provided for herein.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:
Section 1.Definitions.
(a)    “Accounting Firm” shall have the meaning set forth in Section 12(b)(i) hereof.
(b)    “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.
(c)    “Agreement” shall have the meaning set forth in the preamble hereto.
(d)    “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.
(e)    “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.
(f)    “Board” shall mean the Board of Directors of the Company.
(g)    “Cause” shall mean:

(i)    Executive’s conviction of, or pleas of guilty or nolo contendere to: (x) a felony, or (y) any other criminal offense: (1) involving moral turpitude, which, for the avoidance of doubt, does not include motor vehicle offenses (including, but not limited to, motor vehicle offenses involving driving under the influence of alcohol or similar offenses); (2) that could reasonably be expected to serve as the basis for statutory disqualification; or (3) that is related to the performance of Executive’s job duties and could reasonably be expected to result in material harm to the Company (or any of its affiliates), its reputation, or its employees;
(ii)    any act of fraud, dishonesty, gross negligence, gross misconduct, or intentional breach of fiduciary duty in the performance of Executive’s duties and responsibilities;
(iii)    Executive’s material violation of or failure to comply with: (a) the Company’s (or any of its affiliate’s) material written internal policies, including its policies against discrimination or harassment, or (b) the rules and regulations of any regulatory or self-regulatory organization with jurisdiction over the Company or any of its affiliates;
(iv)    Executive’s material or continued failure to perform the material duties of his position (other than any such failure resulting from incapacity due to physical or mental illness), including, by way of example and not of limitation, Executive’s material or repeated failure or refusal to follow instructions reasonably given by the Board (unless such instruction would result in an illegal or unethical act); or
(v)    Executive’s material breach of a material term of this Agreement or any other material written agreement between Executive and the Company (or any of its affiliates).
For the avoidance of doubt, subject to Executive performing his duties in accordance with Section (3) below, failure of the Company, as an operational matter, to achieve any financial or other business targets or goals shall not constitute “Cause” under any of subsections (g)(ii)-(v) above.

(h)    “Cause Cure Notice” shall have the meaning ascribed to such term in Section 8(c)(i) hereof.
(i)    “Cause Cure Notice Period” shall have the meaning ascribed to such term in Section 8(c)(i) hereof.
(j)    “Change in Control” shall have the meaning ascribed to such term in Annex 1 attached hereto.
(k)    “COBRA Payment” shall have the meaning ascribed to such term in Section 8(b)(vi).
(l)    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(m)    “Company” shall have the meaning set forth in the preamble hereto.
(n)    “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.
(o)    “Compensation Committee” shall mean the Compensation Committee of the Board.
(p)    “Cure Notice” shall have the meaning set forth in Section 8(d) hereof.
(q)    “Cure Notice Period” shall have the meaning set forth in Section 8(d) hereof.
(r)    “Delay Period” shall have the meaning set forth in Section 12(a)(ii) hereof.
(s)    “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties, with or without reasonable accommodation, for a period of (i) one hundred fifty (150) consecutive days or (ii) one hundred eighty (180) non-consecutive days during any twelve (12) month period, which period may be extended upon review of the Company based on individual circumstances if required under applicable law. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
(t)    “Effective Date” shall have the meaning set forth in the preamble hereto.
(u)    “Equity Benefits” shall have the meaning set forth in Section 8(b)(v).
(v)    “Excise Tax” shall have the meaning set forth in Section 12(b) hereof.
(w)    “Executive” shall have the meaning set forth in the preamble hereto.
(x)    “Good Reason” shall mean, without Executive’s consent, (i) any requirement that Executive’s services during the Term be rendered primarily at a location or locations other than the Company’s headquarters in the New York, New York metropolitan area, other than temporarily for disaster planning business continuity purposes; (ii) the assignment to Executive of duties materially inconsistent with, or a material diminution by the Company of, Executive’s authority, duties, roles, or responsibilities as the General Counsel of the Company (including, in the case of a business transaction involving the Company and a privately held strategic acquirer or a publicly traded entity, Executive no longer holding (as the case may be) the position of General Counsel of the privately held strategic acquirer or of the ultimate parent company that has at least one class of publicly traded securities listed on a national stock exchange); (iii ) a reduction by the Company in Executive’s base compensation or a material reduction in Executive’s total cash compensation opportunity; (iv) a material reduction by the

Company of Executive’s aggregate welfare benefits and/or the target opportunities under the incentive programs Executive participates in and which are offered to the Company’s executive officers; (v) any material breach of this Agreement by the Company; or (vi) any change in Executive’s reporting relationship such that he no longer reports directly to the Chief Executive Officer of the Company or in the case of a business transaction involving the Company, no longer reports to the Chief Executive Officer of the ultimate parent company. Executive acknowledges and agrees that his exclusive remedy in the event of the occurrence of any of the foregoing shall be to assert Good Reason pursuant to the terms and conditions of Section 8(e) hereof. Notwithstanding the foregoing, during the Term, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder for up to thirty (30) days, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.
(y)    “Initial Term” shall have the meaning set forth in Section 2(b) hereof.
(z)    “Minimum Retirement Age” shall have the meaning set forth in Section 2(c) hereof.
(aa)    “Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.
(bb)    “Non-Interference Notice” shall have the meaning set forth in Section 8(d) hereof.
(cc)    “Original Agreement” shall have the meaning set forth in the recitals hereto.
(dd)    “Parachute Payments” shall have the meaning set forth in Section 12(b) hereof.
(ee)    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(ff)    “Pro Rata Bonus” shall have the meaning set forth in Section 8(b)(iii) hereof.
(gg)    “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company in order to assure its validity upon the reasonable advice of counsel).
(hh)    “Repayment Obligation” shall have the meeting set forth in Section 8(d).
(ii)    “Retirement Date” shall have the meaning set forth in Section 2(c) hereof.

(jj)    “Section 409A” shall mean Section 409A of the Code.
(kk)    “Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.
(ll)    “Term” shall have the meaning set forth in Section 2(b) hereof.
Section 2.    Acceptance and Term.
(a)    The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on the terms and conditions set forth herein.
(b)    The term (the “Term”) of this Agreement shall commence on the Effective Date, and unless terminated as provided in Section 8 hereof, shall continue through the period ending on the close of business on December 31, 2020 (the “Initial Term”). Thereafter, the Term shall be automatically extended, without further action by the Company or Executive, by one (1) additional year first on the expiration of the Initial Term, and then on each subsequent anniversary thereafter, unless, not less than thirty (30) days prior to the end of the Term (including any extension thereof), either Executive or the Company shall have notified the other in writing of his or its intention not to further extend the Term. In the event that the Company elects not to extend the Term, such non-extension shall be deemed to be a termination by the Company without Cause pursuant to Section 8(d) below; provided that such termination shall constitute a termination for Cause under Section 8(c) under either of the two following circumstances: (A) for Cause existing prior to the Company giving its notice not to extend the Term, at the time the Company gives Executive notice of its intention not to extend the Term, the Company shall notify Executive of such Cause in accordance with the provisions of Section 8(c)(i) at least thirty (30) days before the expiration of the Term and Executive shall be provided the opportunity to cure in accordance with the provisions of Section 8(c)(i); or (B) for Cause arising after the Company gives its notice not to extend the Term and up until the expiration date of the Term (which, for this purpose, shall only include any of the matters set forth in clauses (i) and (ii) of Section 1(g) hereof), the Company shall notify Executive of such Cause under clauses (i) or (ii) of Section 1(g) hereof within thirty (30) days after the expiration of the Term in accordance the provisions of Section 8(c)(i). In the event that Executive elects not to extend the Term (and the Company does not notify Executive either upon delivery of notice pursuant to clause (A) above or within thirty (30) days after the expiration of the Term pursuant to clause (B) above that grounds existed to terminate Executive for Cause), such non-extension shall be deemed to be a termination by Executive without Good Reason pursuant to Section 8(f) below.
(c)    Notwithstanding anything herein to the contrary, upon or after Executive reaches the age of fifty-seven and a half (57.5) (the “Minimum Retirement Age”) and provided that Executive has been continuously employed by the Company from the date hereof through attainment of the Minimum Retirement Age, Executive shall be entitled to notify the Company of his intention to retire from the Company upon ninety (90) days’ notice (the date of such retirement, the “Retirement Date”). Upon such retirement, all outstanding Company equity awards and unvested deferred compensation held by Executive as of the Retirement Date shall continue to vest in accordance with their terms as if Executive had continued to be actively employed by the Company (provided that any payment or settlement provisions set forth in such grant, award, or similar agreement that are required pursuant to Section 409A shall remain effective) for so long as Executive does not engage, (x) at any time prior to the applicable vesting dates, in any Competitive Activities (as defined in the Non-Interference Agreement), or (y) during the first twelve (12) months following such termination only, in any Interfering Activities (as defined in the Non-Interference Agreement). During any period which Executive is entitled to continued vesting pursuant to the immediately preceding sentence, Executive shall promptly provide the Company with notice following his engagement in any activities which could reasonably be considered Competitive Activities or, during the first twelve (12) months following such termination, Interfering Activities.
Section 3.    Position, Duties, and Responsibilities; Place of Performance.
(a)    Position, Duties, and Responsibilities. During the Term, Executive shall be employed and continue to serve as the General Counsel of the Company and shall also continue to serve as a member of the Company’s Executive Management Committee or similar committee as may be established from time to time. Executive shall have such duties and responsibilities commensurate with such titles and positions. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation. Executive shall report directly to the Chief Executive Officer of the Company.
(b)    Performance. Executive shall devote his full business time, attention, skill, and reasonable best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations (with the understanding that the Board shall consent to Executive’s continuing membership on all such boards or their equivalents which he holds as listed on Exhibit C attached hereto, and Exhibit C shall be deemed to be adjusted automatically by the Company to include any additional memberships consented to by the Board as provided herein after the date hereof), (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.
(c)    Principal Place of Employment. Executive’s principal place of employment shall be in New York, New York, although Executive understands and agrees that he may be required to travel from time to time for business reasons.
Section 4.    Compensation.

During the Term, Executive shall be entitled to the following compensation:
(a)    Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $700,000, with increases, if any, as may be approved in writing by the Compensation Committee. Executive’s Base Salary shall be subject to annual review and may be increased, but not decreased, during the Term.
(b)    Annual Bonus. For each calendar year during which Executive is employed by the Company commencing with the 2019 calendar year, he shall be entitled to earn an annual performance‑based bonus (the “Annual Bonus”) pursuant to an annual incentive plan as determined by the Compensation Committee. The amount of the Annual Bonus payable shall be contingent upon the achievement of reasonable, pre-established performance goals established for such taxable year and communicated to Executive. Executive’s Annual Bonus and the applicable performance goals shall be determined by the Compensation Committee consistently with and on the same basis as, and shall have terms and conditions no less favorable than those that apply to, other similarly situated executives of the Company; provided, however, that the Compensation Committee shall retain all discretion consistent with this Agreement to set such applicable performance goals and any applicable minimum or maximum amount of the Annual Bonus. Executive’s Annual Bonuses may, at the discretion of the Compensation Committee, and consistent with similarly situated executives of the Company, include a certain percentage of restricted securities, other stock or security-based awards or deferred cash or other deferred compensation; provided that no more than fifty percent (50%) of any amounts deferred pursuant to this sentence may be in the form of restricted securities or other stock or security-based awards. The portion of the Annual Bonus payable in undeferred cash shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Executive’s continuous employment through the payment date, but in no event later than March 15 of the calendar year immediately following the calendar year to which the Annual Bonus relates.
(c)    Long-Term Incentive Plan and Investment Partnerships. In the event that the Company or any other member of the Company Group establishes a long-term incentive plan or an investment partnership pursuant to which senior executives of the Company are eligible to participate in such long-term incentive plan or new investments made by the Company or any other member of the Company Group, Executive shall be eligible to participate in such long-term incentive plan and/or investment partnership on such terms and subject to such conditions as are generally applicable to other senior executives participating in such long-term incentive plan and/or investment partnership; provided, however, (x) if granted, such awards shall contain vesting terms similar to those set forth in Section 2(c) hereof and (y) no such awards shall contain restrictive covenants more burdensome than the restrictive covenants set forth in award agreements covering awards granted prior to the Effective Date. Except as set forth in the proviso to the preceding sentence, nothing herein shall be construed to require the Company or any other member of the Company Group to establish or maintain any such long-term incentive plan or investment partnership or for any such long-term incentive plan or investment partnership to contain any specific terms or conditions.

Section 5.    Executive Benefits, Indemnification and D&O Insurance.
During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.
Executive will be entitled to the protections afforded by the indemnification provisions of the Company’s certificate of incorporation and by-laws, each as in effect as of the Effective Date, or if greater, as subsequently amended, from and against any claims brought against Executive arising out of or related to any act or omission taken by Executive in his capacity as a director or officer of the Company and its subsidiaries. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Executive shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for the directors or officers of the Company. In this regard, the Company will promptly advance to Executive expenses incurred or to be incurred by him, including reasonable attorneys’ fees, to defend any indemnifiable claim prior to the final disposition of such claim, after receipt by the Company of a written request from Executive for such advance, together with such documentation reasonably acceptable to the Board, which shall include an undertaking by Executive to reimburse the Company for all such amounts advanced or otherwise paid to Executive if it is ultimately determined that Executive is not entitled to indemnification.

Section 6.    Key-Man Insurance.
At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.
Section 7.    Reimbursement of Business and Legal Expenses.
During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses. Promptly following the submission of a reasonably detailed invoice (or invoices), Executive shall be reimbursed during 2020 for the reasonable legal expenses incurred by Executive in connection with preparation of this Agreement.
Section 8.    Termination of Employment.
(a)    General. The Term shall terminate earlier than as provided in Section 2(b) hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”
(b)    Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Board or the Chief Executive Officer of the Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:
(i)    The Accrued Obligations, paid in accordance with the Company’s payroll practices and applicable law;
(ii)    Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year immediately following the calendar year to which the Annual Bonus relates;
(iii)    A pro rata Annual Bonus for the year of termination (the “Pro Rata Bonus”), determined by multiplying the average Annual Bonus paid to Executive for the two years immediately preceding such termination by a fraction, the numerator is the number of days elapsed from the commencement of such year through and including the date of such termination and the denominator is 365 (or 366 if such termination occurs during a leap year), with such amount to be paid on the sixty (60)-day anniversary of such termination;

(iv)    [Intentionally Omitted];
(v)    All outstanding Company equity awards and unvested deferred compensation shall become fully vested (and, as applicable, exercisable), and all restrictions thereon shall lapse, effective as of the date of termination (provided that any payment or settlement provisions set forth in such grant, award, or other similar agreement that are required pursuant to Section 409A shall remain effective) (the “Equity Benefits”); and
(vi)    A lump sum cash payment equal to twenty four (24) times the “applicable percentage” of the monthly COBRA premium cost applicable to Executive if Executive (or his dependents) were to elect COBRA coverage in connection with such termination, with such amount to be paid on the sixty (60) day anniversary of such termination (such payment referred to herein as the “COBRA Payment”). For purposes hereof, the “applicable percentage” shall be the percentage of Executive’s health care premium costs covered by the Company as of the date of termination.
Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)    Termination by the Company with Cause.
(i)    The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that, to the extent that such act or acts or failure or failures to act giving rise to Cause are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board (the “Cause Cure Notice”) of the Company’s intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period (the “Cause Cure Notice Period”) unless Executive has materially cured such act or acts or failure or failures to act that give rise to Cause during such period.
(ii)    In the event that the Company terminates Executive’s employment with Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)    Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:
(i)    The Accrued Obligations, paid in accordance with the Company’s payroll practices and applicable law;

(ii)    Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the calendar year immediately following the calendar year to which the Annual Bonus relates;
(iii)    The Pro Rata Bonus, which shall be paid on the sixty (60) day anniversary of such termination;
(iv)    A lump sum cash payment in an amount equal to one and one-half (1 ½) times the sum of (x) Executive’s Base Salary (as in effect at the end of the calendar year immediately preceding the calendar year of such termination), and (y) the average of the highest Annual Bonuses paid to Executive in two (2) of the three (3) calendar years immediately preceding the calendar year of such termination, provided that such lump sum cash payment will not be more than $1.5 million, with such amount to be paid on the sixty (60) day anniversary of such termination; provided, further, that if such termination occurs in connection with or following a Change in Control, instead of the lump sum cash payment described above, Executive shall be entitled to a lump sum cash payment in an amount equal to two and one-half (2 ½) times the sum of (x) Executive’s Base Salary (as in effect at the end of the calendar year immediately preceding the calendar year of such termination), and (y) the average of the highest Annual Bonuses paid to Executive in two (2) of the three (3) calendar years immediately preceding the calendar year of such termination, with such amount to be paid on the sixty (60) day anniversary of such termination;
(v)    the Equity Benefits; and
(vi)    the COBRA Payment, which shall be paid on the sixty (60) day anniversary of such termination.
Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.
Notwithstanding the foregoing and as set forth in this paragraph, upon Executive’s material breach of, and failure to cure if applicable, any provision of the Non-Interference Agreement, the payments and benefits described in clauses (ii) - (vi) above shall immediately terminate, or to the extent they have already been received, become repayable by Executive (the “Repayment Obligations”). The Company will provide Executive with written notice detailing the act(s) that constitute the grounds for the material breach of the Non-Interference Agreement (the “Non-Interference Notice”). Executive shall provide written notice to the Company (the “Cure Notice”) within fifteen (15) days of receipt of the Non-Interference Notice (the “Cure Notice Period”) as to whether he believes the material breach is capable of being cured. If Executive does not challenge that the material breach has occurred or does not provide a Cure Notice to the Company within the Cure Notice Period, the payments and benefits described in clauses (ii) -

(vi) above shall immediately cease and the Repayment Obligations shall become repayable within thirty (30) days (a) after the expiration of the of the Cure Notice Period; or (b) if a Cure Notice is provided within the Cure Notice Period, upon the expiration of thirty (30) days after the end of the Cure Notice Period if Executive has failed to cure the material breach. If Executive challenges that the material breach has occurred or the Company challenges that the material breach has been cured, the parties shall be entitled to seek a determination by a court consistent with the terms of Section 10(a) of the Non-Interference Agreement on the issues of whether Executive has committed a material breach and, if so, whether such breach has been cured. The parties agree that the prevailing party shall be entitled to an award of legal fees, costs and expenses reasonably incurred by the prevailing party in connection with the court proceeding and any subsequent appeals. If the court determines, in a final judgment, that Executive committed a material breach and that such material breach has not been cured, the payments and benefits described in clauses (ii) - (vi) above shall immediately cease and the Repayment Obligations shall become repayable within thirty (30) days of the court order in favor of the Company (to the extent such obligations are not stayed pending any appeals), and the court shall retain jurisdiction to finally resolve issues relating to the award of legal fees, costs and expenses reasonably incurred by the Company as the prevailing party. If the court determines, in a final judgment, that Executive has not committed a material breach, or that he did commit a material breach which has been cured, the payments and benefits described in clauses (ii) - (vi) above shall continue to the extent not previously paid, together with any arrearages due with interest to be determined by the court (to the extent such obligations are not stayed pending any appeals), and the court shall retain jurisdiction to finally resolve issues relating to the award of legal fees, costs and expenses reasonably incurred by Executive as the prevailing party.
(e)    Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within ninety (90) days of Executive’s knowledge of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.
(f)    Termination by Executive without Good Reason. If Executive intends to terminate his employment without Good Reason, Executive shall provide the Company with at least thirty (30) days written notice of such termination. Once Executive provides the Company with notice, he will receive only his Base Salary in accordance with the Company’s payroll practices, and will not be eligible to receive any bonus. In the event of a termination of employment by Executive under this Section 8(f) (and without regard to whether or not

Executive provides written notice in accordance with the preceding sentence), Executive shall be entitled only to the Accrued Obligations following the termination date set forth in his notice of termination. In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason pursuant to this Section 8(f), except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(g)    Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), or (e) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that (i) such termination of employment occurs within sixty (60) days of the end of any calendar year, and (ii) any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made prior to the first day of the second calendar year, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs and the Company shall, promptly following notice of such death or Disability and the Company’s receipt of contact information for his estate or person have legal power of attorney over his affairs, deliver a copy of the release to such estate or person.
Section 9.    Non-Interference Agreement.
Prior to the Effective Date, Executive executed and delivered to the Company the Non-Interference Agreement. The parties hereto acknowledge and agree that this Agreement and the Non-Interference Agreement shall be considered separate contracts, and the Non-Interference Agreement will survive the termination of this Agreement for any reason.
Section 10.    Taxes.
The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A to such payments.
Section 11.    Set Off; Mitigation.
The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates to the extent permitted by applicable law; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.
Section 12.    Additional Tax Provisions.
(a)    Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary-
(i)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms will mean a “separation from service.”
(ii)    If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time to the extent necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
(iii)    For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event will the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment will be made in the later taxable year.
(iv)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(v)    While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall the Company or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A or any damages for failing to comply with Section 409A (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A).
(b)    Modified Cutback. If any payment, benefit or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Parachute Payments; provided that no such reduction or elimination shall apply to any nonqualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in a manner that does not comply with Section 409A.
(i)    An initial determination as to whether (i) any of the Parachute Payments received by Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (ii) the amount of reduction, if any, that may be required pursuant to Section 12(b) above, shall be made by an independent accounting firm selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.
(ii)    For purposes of this Section 12(b) —
(A)    no portion of the Parachute Payments, the receipt or enjoyment of which the Participant shall have effectively waived in writing prior to the date of payment of the Parachute Payments, shall be taken into account;
(B)    no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;
(C)    the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (A) or (B)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (B); and
(D)    the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Accounting Firm based on Sections 280G and 4999 of the Code, or on substantial authority within the meaning of Section 6662 of the Code.
Section 13.    Successors and Assigns; No Third-Party Beneficiaries.
(a)    The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without

Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.
(b)    Executive. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.
(c)    No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 13(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Section 14.    Non-Disparagement.
(a)    Executive agrees that during the Term and at all times thereafter, Executive will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, managers, officers, or employees in any respect or make any comments concerning any aspect of his relationship with any member of the Company Group or any conduct or events which precipitated any termination of Executive’s employment from any member of the Company Group. However, Executive’s obligations under this Section 14(a) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.
(b)    The Company agrees that during the Term and at all times thereafter, the Company will instruct its directors, officers, and key employees not to make any disparaging or defamatory remarks against Executive regarding any aspect of his relationship with any member of the Company Group or any conduct or events which precipitated any termination of his employment from any member of the Company Group. However, the Company’s obligations under this Section 14(b) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.
Section 15.    Waiver and Amendments.
Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 16.    Severability.
If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 17.    Governing Law and Jurisdiction.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
Section 18.    Notices.
(a)    Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.
(b)    Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.
Section 19.    Section Headings.
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 20.    Entire Agreement.
This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Original Agreement.
Section 21.    Survival of Operative Sections.
Upon any termination of Executive’s employment, the provisions of Section 8 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.
Section 22.    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.
*     *     *
[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COWEN INC.

By:	/s/ Jeffrey Solomon
Name: Jeffrey Solomon
Title: Chairman and Chief Executive Officer

By:	/s/ Jane Gerhard
Name: Jane Gerhard
Title: Head of Human Resources

EXECUTIVE

By:	/s/ Owen Littman
Owen Littman

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EXHIBIT A
CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT
As a condition of my becoming employed by, or continuing employment with, Cowen Inc., a Delaware corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
Section 1.    Confidential Information.
(a)    Company Group Information. I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of or concerning the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for the ten (10) year period following my termination of my employment for any reason, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and generally known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Non-Interference Agreement”).

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(b)    Former Employer Information. I represent that my performance of all of the terms of this Non-Interference Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.
Section 2.    Developments.
(a)    Developments Retained and Licensed. I have attached hereto, as Schedule A, a list describing with particularity all developments, original works of authorship, developments, improvements, and trade secrets that I can demonstrate were created or owned by me prior to the commencement of my employment (collectively referred to as “Prior Developments”), which belong solely to me or belong to me jointly with another, that relate in any way to any of the actual or proposed businesses, products, or research and development of any member of the Company Group, and that are not assigned to the Company hereunder, or if no such list is attached, I represent that there are no such Prior Developments. If, during any period during which I perform or performed services for the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, manager, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into a Company Group product or process a Prior Development owned by me or in which I have an interest, I hereby grant the Company Group, and the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.
(b)    Assignment of Developments. I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). I further acknowledge that all Developments made

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by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development.
(c)    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.
(d)    Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.
Section 3.    Returning Company Group Documents.

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I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. In the event I find any such documents, materials, information or property in my possession after my termination of employment, I will promptly make arrangements to return same after finding it. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.
Section 4.    Disclosure of Agreement.
As long as it remains in effect, I will disclose the existence of this Non-Interference Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.
Section 5.    Restrictions on Interfering.
(a)    Non-Competition. During the period of my employment with the Company under the Amended and Restated Employment Agreement (the “Employment Agreement”) dated as of January 31, 2020 (the “Employment Period”) and the Post-Termination Non-Compete Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities, anywhere in the United States or elsewhere in the world or in any other jurisdiction in which the Company Group conducts business. For the avoidance of doubt, nothing herein shall be construed to prohibit me from (i) owning less than two percent (2%) of any publicly held corporation, or (ii) accepting employment with any entity whose business is diversified but which engages in Competitive Activities, so long as I do not, directly or indirectly, render services or assistance to any division, business unit or subsidiary of such entity that is in any way engaged in Competitive Activities.
(b)    Non-Interference. During the Employment Period and the Post-Termination Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities. For the avoidance of doubt, nothing herein shall be construed to prohibit me from encouraging, soliciting, or inducing any “immediate family member” (as defined in Item 404 of Regulation S-K) to terminate his or her employment with or services to the Company Group or from hiring such immediate family member.
(c)    Definitions. For purposes of this Non-Interference Agreement:
(i)    “Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that

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was a client, customer, licensee, supplier, or other business relation within the six (6) month period prior to the expiration of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company.
(ii)    “Competitive Activities” shall mean any business activities in which the Company, or any member or division of the Company Group that is managed by me, engages (or has committed plans to engage) during the Employment Period, or, for purposes of any period following my termination of employment for any reason, as of the date of such termination; provided, however, that if the Company, or such member or division of the Company Group, as applicable, ceases to engage in any business activity for a period of at least six (6) consecutive months following the Employment Period, the term “Competitive Activity” shall no longer include such business activity.
(iii)    “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment with or services to (or in the case of a consultant, materially reducing such services) the Company Group; (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.
(iv)    “Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(v)    “Post-Termination Non-Compete Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending one hundred twenty (120) days after such date of termination.
(vi)    “Post-Termination Non-Interference Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending one hundred twenty (120) days after such date of termination.
Section 6.    Reasonableness of Restrictions.
I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in

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geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Non-Interference Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.
Section 7.    Independence; Severability; Blue Pencil.
Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Non-Interference Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.
Section 8.    Injunctive Relief.
I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Non-Compete Period, or Post-Termination Non-Interference Period, as applicable, shall be tolled during any period of violation of any of the covenants in Section 5 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.
Section 9.    Cooperation.
I agree that, following any termination of my employment, I will continue to provide reasonable cooperation (after taking into account my other personal and professional commitments) to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for

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reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
Section 10.    General Provisions.
(a)    Governing Law and Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS NON-INTERFERENCE AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS NON-INTERFERENCE AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS NON-INTERFERENCE AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT. EACH PARTY TO THIS NON-INTERFERENCE AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.
(b)    Entire Agreement. This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-Interference Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.
(c)    No Right of Continued Employment. I acknowledge and agree that nothing contained in this Non-Interference Agreement shall be construed as granting me any right to continued employment by the Company.

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(d)    Successors and Assigns. This Non-Interference Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Non-Interference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.
(e)    Survival. The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.
*      *      *

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I, Owen Littman, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the respective date set forth below:

Date: January 31, 2020	By:	/s/ Owen Littman
Name: Owen Littman

Signature Page to Confidentiality, Non-Interference, and Invention Assignment Agreement

Schedule A
SCHEDULE A

LIST OF PRIOR DEVELOPMENTS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED FROM SECTION 2

Title	Date	Identifying Number or Brief Description

No Developments or improvements
Additional Sheets Attached
Signature of Employee:
Print Name of Employee:
Date:

EXHIBIT B
RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the Severance Benefits (as defined in my Amended and Restated Employment Agreement, dated January 31, 2020, with Cowen Inc. (my “Employment Agreement”)), and other good and valuable consideration, I, Owen Littman, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company, and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, wrongful discharge claims, breach of contract claims, claimed violations of fair employment practices, anti-discrimination, or civil rights laws (including, but not limited to, any claims of discrimination on the basis of race, sex, age, religion, national origin, sexual orientation, handicap, veteran status or any other protected classification) asserted under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act, the Americans With Disabilities Act, as modified by the Americans with Disabilities Act Amendments Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the New York Civil Rights Law, the New York City Human Rights Law, the New York City Local Civil Rights Restoration Act of 2005, the New York City Administrative Code, the New York Minimum Wage Act, the New York City Earned Safe and Sick Time Act, the New Nork Worker Adjustment Retraining and Notification Act, the New York Wage Theft Prevention Act, New York Paid Family Leave Law, New York Military Leave Law, the New York laws for jury duty, voting, bone marrow and blood donation, and military family leave, the New York Fair Credit Reporting Act and retaliation provisions of the New York Workers’ Compensation law, all as amended; the Sarbanes Oxley Act of 2002, any other claim of discrimination, harassment or retaliation in employment whether based on any other federal, state or local law, statute, ordinance or regulation, tort claims, statutory claims, constitutional claims, claims for wages, bonuses, incentive compensation, commissions, allowances, vacation or paid time off, severance or any other compensation or benefits, claims for compensatory or punitive damages or attorneys’ fees, and claims under the laws of the United States or any of its states. You release and waive your right to file any such claim in any arbitral or judicial forum. This release of claims is intended by you to be completely effective and binding, irrespective of whether any such claims have been asserted and irrespective of any present lack of knowledge on your part of any such claim. If it is determined that any claim covered by this paragraph cannot be released as a matter of law, you expressly agree that the release in this paragraph will remain valid and fully enforceable as to the remaining releasable claims.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 2 and Section 8 of my Employment Agreement, including the Accrued Obligations (as defined in my Employment Agreement), (ii) any claims that cannot be waived by law or any claims based on occurrences after the date hereof, including whistleblower claims under the Corporate and Criminal Fraud Accountability Act of 2002 (Sarbanes-Oxley), the Securities and Exchange Commission Whistleblower Program, and the Commodities Futures Trading Commission Whistleblower Program, (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time; or (iv) under COBRA. I acknowledge and agree that as of the date I sign this Release: (i) I have advised the Company of all facts that I believe may constitute a violation of the Company’s Code of Business Conduct and Ethics, compliance policies, and/or legal obligations, including under federal securities laws; (ii) other than as disclosed under (i) of this Paragraph, I am not aware of any other current violations of the Company’s Code of Business Conduct and Ethics, compliance policies, and or legal obligations, including under federal securities laws; and (iii) I have not suffered any adverse action as a result of my conduct in this regard, or if I have suffered adverse action based on any disclosure under (i) of this Paragraph, through this Release I am compromising and settling any claims I may have based on any adverse action.

I expressly acknowledge and agree that I —
•Am able to read the language, and understand the meaning and effect, of this Release;
•    Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
•    Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my

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agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;
•    Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;
•    Understand that, by entering into this Release, I do not waive rights or claims that may arise after the date I execute this Release;
•    Had or could have had [twenty-one (21)][forty-five (45)] days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•    Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;
•    Was advised to consult with my attorney regarding the terms and effect of this Release; and
•    Have signed this Release knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 2 and Section 8 of my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me.
I understand that I will not be held criminally or civilly liable under any federal or state trade secret law if I disclose a trade secret in confidence to government agencies or their attorneys solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed complaint or other document filed in a lawsuit or other proceeding. I further understand that if I file a lawsuit alleging retaliation for reporting a suspected violation of law, I may disclose trade secret information to my attorney and use the trade secret information in the court proceeding so long as I file the document containing a trade secret in a sealed court document and do not disclose the trade secret, except pursuant to court order.

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I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Severance Benefits.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. EACH PARTY TO THIS RELEASE ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

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Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

Owen Littman
Date:

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EXHIBIT C

AS OF THE EFFECTIVE DATE, EXECUTIVE SERVES AS A MEMBER OF THE BOARD OF DIRECTORS OF THE FOLLOWING NON-COMPETING BUSINESSES AND CHARITABLE ORGANIZATIONS
Non-Competing Businesses

Charitable Organizations

ANNEX 1

A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred in one or a series of related transactions:

(i)     any Person is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company (as defined below) (not including in the securities beneficially owned by such Person (as defined below) any securities acquired directly from the Company or its Affiliates (as defined below)) representing more than forty percent (40%) of the combined voting power of the Company’s then outstanding voting securities; or
(ii)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who as of January 31, 2020 (the “Approval Date”) constitute the Board (as defined below) and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company, but excluding any director whose assumption of office has been approved by the Continuing Directors (as defined below) in the manner referenced below) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Approval Date or whose appointment, election or nomination for election was previously so approved or recommended by such directors (such directors, the “Continuing Directors”); or
(iii)there is consummated a reorganization, merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than (A) a reorganization, merger or consolidation which results in the voting securities of the Company outstanding immediately prior to such reorganization, merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such reorganization, merger or consolidation in substantially the same proportions as immediately prior to such reorganization, merger or consolidation or (B) a reorganization, merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities; or
(iv)the stockholders of the Company approve a plan of liquidation or dissolution of the Company or there is consummated an agreement for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of this Annex 1, “Affiliate” with respect to any Person, means an affiliate of such Person, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

For purposes of this Annex 1, “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

For purposes of this Annex 1, “Board” means the Board of Directors of the Company.

For purposes of this Annex 1, “Company” means Cowen Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

For purposes of this Annex 1, “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

For purposes of this Annex 1, “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of its Subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (5) any person or entity who is eligible, pursuant to Rule 13d-1(b) of the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of the Company’s Stock, whether or not such person or entity shall have filed a Schedule 13G, unless such person or entity shall have filed a Schedule 13D with respect to beneficial ownership of the Company’s Stock.

For purposes of this Annex 1, “Stock” means shares of Class A common stock, par value $0.01 per share, of the Company.

For purposes of this Annex 1, “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended from time to time.

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